Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of AbbVie Inc. of our report dated February 18, 2015 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Pharmacyclics, Inc., which is incorporated by reference in the Current Report on Form 8-K/A of AbbVie Inc. filed on August 7, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
San Jose, California
October 14, 2015